Exhibit 21.1

Subsidiaries of Aebi Schmidt Holding AG(1)(2)

Name	Jurisdiction of Incorporation or Organization
Aebi Schmidt Austria GmbH	Austria
Aebi Schmidt Iberica S.A.	Spain
Aebi Schmidt International AG	Switzerland
Aebi Schmidt Norge AS	Norway
Aebi Schmidt Danmark A/S	Denmark
Aebi Schmidt Italia S.r.l.	Italy
Aebi Schmidt Sweden AB	Sweden
Aebi Schmidt UK Ltd.	UK
ASH Trading & Services Co., Ltd.	China
Aebi Schmidt Holding Canada Inc.	Canada
Aebi Schmidt Canada Inc.	Canada
Aebi Schmidt Deutschland GmbH	Germany
LADOG – Fahrzeugbau- und Vertriebs-GmbH	Germany
Aebi Schmidt Nederland BV	Netherlands
Aebi & Co. AG Maschinenfabrik	Switzerland
Aebi Schmidt Polska Sp.z.o.o.	Poland
Arctic Machine Oy	Finland
ASH North America Inc.	Delaware, USA
Meyer Products LLC	Ohio, USA
Swenson Spreader LLC	Ohio, USA
M-B Companies, Inc.	Wisconsin, USA
Monroe Inc.	Delaware, USA
Monroe Truck Equipment, Inc.	Wisconsin, USA
Autotech, Inc.	Wisconsin, USA
Carolina Custom Center, Inc.	Wisconsin, USA
Monroe Towmaster, LLC	Delaware, USA

(1) Includes all “significant subsidiaries” as defined in Rule 1-02(w) of Regulation S-X, and other subsidiaries as determined by Aebi Schmidt’s management.

(2) Certain companies may also use trade names or other assumed names in the conduct of their business.